EXHIBIT 4.16

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES OR (2) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE (PROVIDED THAT NO SUCH OPINION OF COUNSEL SHALL BE REQUIRED FOR SALES PURSUANT TO RULE 144 UNDER THE ACT).

CONVERTIBLE NOTE

Dated:  January  , 2011

The undersigned, Debt Resolve, Inc., a Delaware corporation (“Debt Resolve”) hereby promises to pay to  , (“Lender”), at Borrower’s address at 150 White Plains Rd., Suite 108, Tarrytown, NY 10591, the sum of ____________ (the "Principal Amount"), together with simple interest thereon accrued to maturity at the per annum rate set forth below.

Interest will be based on a 365-day year and shall be calculated at an interest rate of FOURTEEN PERCENT (14%) per annum.

1.           Principal and interest shall be due and payable in the manner set forth below:

(a)      Interest shall accrue and be paid upon maturity;

 (b)    The note and accrued interest is convertible to common stock of the Company at any time at or before maturity at the conversion rate of $0.12 per share;

(c)      The note shall have a maturity date of three years from the issuance date; and

(c)      All payments (including prepayments) made hereunder shall be applied first to the payment of accrued and unpaid interest, with the balance remaining applied to the payment of the unpaid principal balance of this Note.

(d)      This Note may, at the option of Debt Resolve, be prepaid at any time in whole or in part, without premium or penalty.

2.           Lender is authorized to record the date and amount of each loan made by it and the date and amount of each payment, prepayment or reduction of the principal amount hereof on the schedule annexed hereto and made a part hereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

3.           Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed that the entire principal amount outstanding at any time under this Note, and all accrued and unpaid interest, shall immediately become due and payable (without demand for payment, notice of non-payment, presentment, notice of dishonor, protest, notice of protest or any other notice, all of which are hereby expressly waived by Debt Resolve):

(a)      upon the default in the payment of any interest or principal due under this Note, which default continues uncured for a period of ten (10) days;

(b)      if Debt Resolve shall make an assignment for the benefit of creditors; or shall admit in writing its inability to pay its debts; or if a receiver or trustee shall be appointed for Debt Resolve or for substantially all of its assets and, if appointed without its consent, such appointment is not discharged or stayed within thirty (30) days; or if proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors are instituted by or against the Debt Resolve and, if contested by it, are not dismissed or stayed within thirty (30) days; or if any writ of attachment or execution or any similar process is issued or levied against Debt Resolve or any significant part of its property and is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or if Debt Resolve takes corporate action in furtherance of any of the foregoing; or

(c)      [Section Intentionally Omitted]

(d)      after a Change in Control, as provided, and as such term is defined, in SEC rules (each, an "Event of Default").

4.           All notices, requests and demands to or upon Debt Resolve or Lender to be effective shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or when sent by certified mail, postage prepaid, addressed as follows or to such other address as may hereafter be notified by the respective parties hereto:

Debt Resolve:	Debt Resolve, Inc.
150 White Plains Rd., Suite 108
Tarrytown, New York 10591
Attn: Mr. David M. Rainey,
President and Chief Financial Officer

Lender:

5.           No failure or delay on the part of Lender in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  Debt Resolve hereby waives demand for payment, notice of non-payment, presentment, notice of dishonor, protest, notice of protest or any other notice in connection with the delivery, acceptance, performance or enforcement of this Note.

6.           In case any one or more Events of Default shall occur and be continuing, Lender may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding.  Debt Resolve shall pay all reasonable costs of collection when incurred, including reasonable attorneys' fees.

7.           This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law rules.

IN WITNESS WHEREOF, Debt Resolve has executed this Non-Negotiable Convertible Note as of the date first above written.

DEBT RESOLVE, INC.

By:	/s/ David M. Rainey,
David M. Rainey,
President and CFO